EXHIBIT 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2022 and 2021
and the Quarter and Year Ended December 31, 2021

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2022
Composite Materials	$184.8	$76.6	$52.4	$313.8
Engineered Products	34.1	41.6	1.1	76.8
Total	$218.9	$118.2	$53.5	$390.6
	56%	30%	14%	100%
Fourth Quarter 2021
Composite Materials	161.0	73.1	53.1	$287.2
Engineered Products	38.7	32.8	1.6	73.1
Total	199.7	105.9	54.7	$360.3
	56%	29%	15%	100%

First Quarter 2021
Composite Materials	112.5	74.8	49.9	$237.2
Engineered Products	35.1	36.9	1.1	73.1
Total	147.6	111.7	51.0	$310.3
	48%	36%	16%	100%

Year to date December 31, 2021
Composite Materials	$515.5	$287.4	$216.5	$1,019.4
Engineered Products	152.7	147.5	5.1	305.3
Total	$668.2	$434.9	$221.6	$1,324.7
	50%	33%	17%	100%